                                                                Exhibit 99.4
[PricewaterhouseCoopers Logo]



ANHEUSER-BUSCH DEFERRED INCOME
STOCK PURCHASE AND SAVINGS PLAN
FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION
MARCH 31, 2003 AND 2002

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN

CONTENTS
MARCH 31, 2003 AND 2002
----------------------------------------------------------------------------------------------------------------
                                                                                                         PAGE(S)
REPORT OF INDEPENDENT AUDITORS.................................................................................1

FINANCIAL STATEMENTS

Statement of Net Assets Available for Benefits.................................................................2

Statement of Changes in Net Assets Available for Benefits......................................................3

Notes to Financial Statements...............................................................................4-11

ADDITIONAL INFORMATION*

Appendix A:       Anheuser-Busch Companies, Inc. Defined Contribution
                   Master Trust Statement of Net Assets Available for
                   Benefits with Fund Information..........................................................12-13

Appendix B:       Anheuser-Busch Companies, Inc. Defined Contribution
                   Master Trust Statement of Changes in Net Assets Available for
                   Benefits with Fund Information..........................................................14-15


* Schedules required by 29 CFR 2520.103-10 of Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT AUDITORS


To the Participants and Administrator
of the Anheuser-Busch Deferred Income
Stock Purchase and Savings Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (the "Plan") at March 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

July 18, 2003

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
MARCH 31, 2003 AND 2002
-------------------------------------------------------------------------------------------------

                                                                  2003               2002
ASSETS
Contributions receivable
    Participants                                            $             -     $     2,099,229
    Employer                                                              -           1,221,707
                                                           -----------------   -----------------

                                                                          -           3,320,936

Interest in Master Trust*                                     1,792,817,857       2,107,023,048
                                                           -----------------   -----------------

             Total assets                                     1,792,817,857       2,110,343,984
                                                           -----------------   -----------------

LIABILITIES
Due to broker for securities purchased                            1,828,970           1,827,958
Interest payable                                                          -           2,726,625
Notes payable                                                    23,150,000          66,100,000
                                                           -----------------   -----------------

             Total liabilities                                   24,978,970          70,654,583
                                                           -----------------   -----------------

             Net assets available for benefits              $ 1,767,838,887     $ 2,039,689,401
                                                           =================   =================

* Represents more than 5 percent of net assets available for benefits.

          The accompanying notes are an integral part of these financial statements.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
MARCH 31, 2003 AND 2002
-----------------------------------------------------------------------------------------------

                                                                 2003               2002

ADDITIONS TO NET ASSETS ATTRIBUTED TO
Contributions
    Participants                                           $    56,747,914     $   52,485,599
    Employer                                                     4,754,128          8,339,816
    Rollovers                                                    2,737,419          2,998,943
                                                          -----------------  -----------------

             Total contributions                                64,239,461         63,824,358

Investment income
    Net realized and unrealized (depreciation)/
     appreciation in fair value of investments                (215,813,440)       241,293,365
    Interest                                                     3,292,820          4,160,101
    Dividends                                                   24,022,402         23,681,373
                                                          -----------------  -----------------

             Total additions                                  (124,258,757)       332,959,197
                                                          -----------------  -----------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
Distributions to participants                                  144,356,506         82,124,025
Interest expense                                                 3,724,875          5,453,250
Administrative expenses                                             16,107             19,639
                                                          -----------------  -----------------

             Total deductions                                  148,097,488         87,596,914
                                                          -----------------  -----------------

             Net (decrease) increase                          (272,356,245)       245,362,283

Net transfers in (out)                                             505,731        (27,163,612)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year                                            2,039,689,401      1,821,490,730
                                                          -----------------  -----------------

End of year                                                $ 1,767,838,887    $ 2,039,689,401
                                                          =================  =================

          The accompanying notes are an integral part of these financial statements.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------

1.       PLAN DESCRIPTION

         The following description of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (the "Plan") is provided for general informational purposes only. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

         GENERAL
         The Plan was established as a result of an amendment to the Anheuser-Busch Employee Stock Purchase and Savings Plan (the "Original Plan"). The Original Plan was established by Anheuser-Busch, Inc., effective April 1, 1976. The Original Plan was divided into the following two separate plans effective January 1, 1985: the Deferred Income Stock Purchase and Savings Plan and the Employee Stock Purchase and Savings Plan. The Plan is a continuation of the Original Plan except that certain additional features were added, including provisions for Before-Tax Contributions pursuant to Section 401(k) of the Internal Revenue Code. Additionally, eligibility was limited to employees not covered by a collective bargaining agreement. Effective July 1, 1994, the Plan was divided into two separate plans, one of which is a continuation of the Plan as amended, and the other of which is the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Certain Hourly Employees of the Earthgrains Company). The Plan is a defined contribution plan covering all eligible employees of Anheuser-Busch Companies, Inc. (the "Company") and certain subsidiaries of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

         PLAN ADMINISTRATION
         The Plan's named fiduciaries are the Company, as Sponsor and Plan Administrator, and Mellon Bank, N.A. as the Trustee. As Sponsor, the Company has the right to amend the Plan, designate the Plan's named fiduciaries and exercise all fiduciary functions necessary for the operation of the Plan except those which are assigned to another named fiduciary by the Plan or the related trust agreement. The Company has appointed an Administrative Committee to exercise the authority and responsibility for the general administration of the Plan. The Trustee has the exclusive authority and discretion to invest, manage and hold the assets of the trust in accordance with the provisions of the Plan and the separate trust agreement.

         The Plan was amended effective June 1, 1989, to add provisions to make the Plan a stock bonus plan and to permit the leveraged acquisition of Company stock by the Plan. As such, the Plan is subject to the requirements of an employee stock ownership plan ("ESOP") under Section 4975(e)(7) of the Internal Revenue Code ("IRC"). The Trustee was specifically empowered to enter into loans, on behalf of the Plan, and guaranteed by the Company, to acquire Company stock or to repay a prior ESOP loan.

         Effective April 1, 1994, the Plan was amended to incorporate various changes to the Plan, including changes in participants' contribution limits, changes in company matching contributions, the addition of the Managed Balanced Fund and Indexed Balanced Fund investment options, and decreasing the vesting period from three years to two years.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------

         Effective April 1, 2000, the Plan was amended to incorporate various changes to the Plan, including the addition of the Small/Mid Cap Stock Index Fund and International Stock Index Fund, the renaming of the Equity Index Fund to the Large Cap Stock Index Fund, and the acceptance of rollover contributions into the Plan.

         During 2002, the Plan was amended to incorporate various changes to the Plan, including, among other things, the election by participants, who meet certain requirements, to either receive dividends on the allocated shares of Company stock in cash or to direct the dividends to be reinvested in Company stock within the Plan.

         ELIGIBILITY
         Each employee of a participating employer (other than employees covered by a collective bargaining agreement) of the Company is eligible to participate in the Plan after completing one year of service, during which the employee worked 1,000 hours.
         Participation by eligible employees is voluntary.

         CONTRIBUTIONS
         A participant may make matched and unmatched contributions. Both matched and unmatched contributions may be before-tax or after-tax. A participant may contribute from 1 percent to 6 percent of their base compensation through payroll deductions for Before-Tax Matched Contributions and After-Tax Matched Contributions. The sum of these matched contributions may not be less than 1 percent nor more than 6 percent of the participant's base compensation. In addition, a participant may contribute from 1 percent to 10 percent of their base compensation through payroll deductions for Before-Tax Unmatched Contributions and After-Tax Unmatched Contributions; however, the unmatched contribution rates may not exceed 10 percent of the participant's base compensation and are subject to other limitations as set forth in the Plan agreement. In addition, the sum of Before-Tax Matched and Unmatched Contributions must not exceed 16 percent of a participant's base compensation, subject to certain limitations of the Internal Revenue Code. The participant's employer then contributes a matching amount, determined annually, based on the relationship of the Company's net income to its payroll expense for the year most recently ended. However, in no event may the participating employer's matching contribution be less than 33-1/3 percent nor more than 100 percent of the aggregate participant contributions. The Company may, however, contribute an amount in excess of the matching contribution to enable the Plan to meet its debt service payments.

         The Company may also be required to make a supplemental contribution in accordance with the Plan document. Supplemental contributions are made by transferring shares of Anheuser-Busch Common Stock from the ESOP and allocating the shares to participants who have account balances as of the end of the Plan year, or by a cash payment from the Company, and are required to be made within 180 days of the Plan's year end. For the year ended March 31, 2003, 394,847 shares with a value of $18,545,972 were transferred from the ESOP to participant accounts on April 2, 2003 for the required supplemental contribution. For the year ended March 31, 2002, 334,770 shares with a value of $17,458,255 were transferred from the ESOP to participant accounts on April 3, 2002 for the required supplemental contribution.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------

         Participant contributions received by the Plan are invested in one or more investment funds as directed by the participant. At least one-half of each participant's both Before-Tax and After-Tax Matched Contributions shall be invested in the Company Stock Fund for certain periods of time. The participant may direct the remaining one-half of each type of matched contribution and all of the unmatched contributions in increments of 1 percent into any fund established under the Plan. Earnings are reinvested in the fund to which they relate. All employer contributions are invested in the Company Stock Fund.

         FORFEITED ACCOUNTS
         Forfeitures result from a participant's withdrawal, retirement or termination before the participant is 100 percent vested in employer matching contributions. Forfeited nonvested amounts are used to reduce future employer contributions. Forfeitures for the years ended March 31, 2003 and 2002 were $36,446 and $48,065, respectively.

         VESTING
         Participants are immediately vested in their voluntary contributions and rollover contributions, plus related earnings. Company contributions for participants actively employed by the Company on or prior to March 31, 1991 vest immediately. For participants subsequently employed, Company contributions vest after two years of service. Company contributions also vest upon termination of employment by reason of death, permanent disability, entry into military service, layoff exceeding twelve months, upon termination of employment for any reason, including retirement, after reaching age 60, or in the event of a "change in control" of the Company as defined by the Plan.

         PAYMENT OF BENEFITS
         The Plan permits in-service withdrawals as defined in the Plan document, subject to certain restrictions. Distributions for terminations are comprised of the participant's personal contribution portion and the vested Company contribution portion of their account. Distributions for whole numbers of shares held in the Company stock fund are payable in Company shares while the value of fractional shares and all interests in the other funds are payable in cash. Alternatively, the participant may elect to have nonshare investments transferred to the Company Stock Fund and distributed thereafter in shares with fractional shares distributed in cash. In-service distributions are payable at the election of the participant in Company shares or in cash.

         PARTICIPANT LOANS
         A participant may borrow from Before-Tax and/or After-Tax vested account balances, subject to certain conditions. The minimum loan amount is $1,000; the maximum amount is the lesser of $50,000 less the highest outstanding loan balance under the Plan during the one-year period ending on the day before the loan is made, or 50 percent of the vested account balance. The interest rate for the life of the loan is set quarterly at prime plus one percentage point as of the end of the preceding quarter. The term of a loan for the purchase of a principal residence may be up to 10 years; the term of a loan for any other reason may not exceed 5 years.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------

         PLAN TERMINATION
         The Company intends to continue the Plan indefinitely. However, the Company may at anytime and for any reason, subject to the provisions of ERISA, suspend or terminate the Plan provided that such action does not adversely affect the rights of any participant under the Plan. Such termination would result in the immediate and full vesting of each participant's account balance. The Trustee would then retain the assets until otherwise distributable under the Plan.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING
         The accompanying financial statements have been prepared using the accrual method of accounting, except that benefits are recorded when paid.

         USE OF ESTIMATES
         The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein and disclosure of contingent liabilities. Actual results could differ from those estimates.

         INVESTMENTS
         The Anheuser-Busch Companies, Inc. Defined Contribution Master Trust ("Master Trust") has been established for each of the investment funds for the investment of the Plan's assets and the assets of other stock purchase and savings plans sponsored by the Company.

         Investments in common stock, U.S. government securities, and corporate debt instruments are stated at fair value based on quoted market prices. Investments in interest bearing cash, insurance contracts, interests in common/collective trusts, and interests in registered investment companies are stated at fair value as determined by the Trustee. Participant loans are valued at cost which approximates fair value.

         Purchases and sales of securities and related realized gains or losses, are recorded on the trade date. Interest income is recorded on the accrual basis and dividend income is recorded on the ex-dividend date. In accordance with the policy of stating investments at fair value the Plan presents, in the statement of changes in net assets available for benefits, the net appreciation or depreciation in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------


         ALLOCATION OF ASSETS
         Units of participation in the Master Trust are allocated to participating plans based on the relationship of individual plan contributions to the market value of the Master Trust. Earned income, realized and unrealized gains and losses, and administrative expenses are retained in the Master Trust and are allocated to participating plans by the Trustee, based on units of participation on the transaction date.

         RISKS AND UNCERTAINTIES
         The Plan's investment fund options provide participants with a variety of investment alternatives with differing levels of risk and income potential. Investment securities are exposed to various risks, such as significant world events, interest rate, credit and overall market volatility risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the Statement of Net Assets Available for Benefits.

         ADMINISTRATIVE EXPENSES
         Under the Master Trust agreement with the Trustee, the Company may pay all expenses incurred in the administration of the Master Trust, including trustee fees, but is not obligated to do so. Trustee expenses not paid by the Company are paid by the Master Trust and proportionately allocated to the participating plans. All other expenses are paid by the Plan.

         CHANGE IN PRESENTATION
         During the Plan year ended March 31, 2003, the Plan changed its presentation of dividends, which were previously included in the Net transfers in (out) line of the Statement of Changes in Net Assets Available for Benefits. For comparability purposes, prior year information has been recast to conform to the 2003 presentation.

3.       INTERESTS IN ANHEUSER-BUSCH COMPANIES, INC. DEFINED CONTRIBUTION
         MASTER TRUST

         Effective September 1, 1995 the Company and the Trustee entered into a new master trust agreement. In accordance with the agreement, the Plan exchanged its investments in: the Anheuser-Busch Companies, Inc. Common Stock Fund, the Anheuser-Busch Companies, Inc. Short Term Fixed Income Master Trust, the Anheuser-Busch Companies, Inc. Medium Term Fixed Income Master Trust, the Anheuser-Busch Companies, Inc. Capital Equity Index Fund Master Trust, the Anheuser-Busch Companies, Inc. Managed Balanced Fund Master Trust, and the Anheuser-Busch Companies, Inc. Indexed Balanced Fund Master Trust for units of participation in the Anheuser-Busch Companies, Inc. Defined Contribution Master Trust. Effective March 26, 1996 the Earthgrains Company Stock Fund was added to the Anheuser-Busch Companies, Inc. Defined Contribution Master Trust. The Earthgrains Company Stock Fund was liquidated on August 10, 2001 as a result of Earthgrains Company being purchased by Sara Lee, Corporation. Effective December 1, 2000 the Small/Mid Cap Stock Index Fund and the International Stock Index Fund were added to the Anheuser-Busch Companies, Inc. Defined Contribution Master Trust. The assets of the Master Trust are held by Mellon Bank, N.A.

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------


         At March 31, 2003 and 2002, the Plan's interest in the assets of the Master Trust was approximately 57 percent and 56 percent, respectively of total Master Trust assets. The following table presents the fair value of investments for the Master Trust:

                                                             MARCH 31,
                                                     2003               2002

         INVESTMENTS AT FAIR VALUE
         Anheuser-Busch common stock*          $ 2,698,494,101    $ 3,211,757,063
         Short-term fixed income                    50,732,590         46,050,681
         Medium-term fixed income                   90,961,788         71,806,352
         Equity index                              138,274,688        215,527,035
         Managed balanced                           17,622,301         22,561,692
         Index balanced                             18,116,182         23,930,968
         Small/Mid cap                              19,399,255         24,017,018
         International stock                         5,192,457          6,718,955
         Participant loans                         101,894,030         96,345,528
                                              -----------------  -----------------

                                               $ 3,140,687,392    $ 3,718,715,292
                                              =================  =================

         * Represents more than 5 percent of net assets available for benefits.

         Investment income for the Master Trust is as follows:

                                                                      YEAR ENDED MARCH 31,
                                                                     2003             2002

         NET (DEPRECIATION) APPRECIATION IN FAIR VALUE
          OF INVESTMENTS
         Anheuser-Busch common stock                           $ (354,857,127)    $ 257,753,705
         Short-term fixed income                                       64,442            54,015
         Medium-term fixed income                                   8,614,638         2,486,570
         Equity index                                             (50,198,611)       (2,732,925)
         Managed balanced                                          (2,416,962)          800,358
         Index balanced                                            (2,872,262)          649,969
         Small/Mid cap                                             (5,963,511)        1,385,927
         International stock                                       (2,874,086)         (242,676)
         Earthgrains Company common stock                                   -        16,838,853
                                                              ----------------   ---------------

                                                                 (410,503,479)      276,993,796
                                                              ----------------   ---------------

         Interest                                                   8,548,810        13,893,816
         Dividends                                                 85,151,587        80,469,213
                                                              ----------------   ---------------

         Net (decrease) increase in net assets during year     $ (316,803,082)    $ 371,356,825
                                                              ================   ===============

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------


         Further financial information for the Anheuser-Busch Companies, Inc. Defined Contribution Master Trust as of and for the years ended March 31, 2003 and 2002 are included as Appendix A and B.

4.       INCOME TAX STATUS

         The Plan received a favorable determination letter from the Internal Revenue Service dated November 29, 2001, indicating that the Plan qualifies under the applicable provisions of Section 401 of the IRC, and is therefore exempt from federal income taxes. The Plan has since been amended, however, the Plan administrator believes that the Plan has continued to be designed and operated in compliance with the applicable requirements of the IRC.

5.       NOTES PAYABLE

         In June 1989, the Plan issued $250 million in guaranteed 8.32 percent ESOP notes (Notes) to a group of insurance companies and other financial institutions. In September 1993, the interest rate was reduced to 8.25 percent per annum retroactive to January 1, 1993. Interest is payable on March 31 and September 30 of each year. Principal is payable in annual installments until maturity on March 31, 2004. The Notes are guaranteed by Anheuser-Busch Companies, Inc. Proceeds of the Notes were used to purchase 45,325,784 shares of Company stock, the unallocated portion of which is pledged as collateral for the Notes. The shares are maintained in the Company Stock Fund and are released and allocated to Plan participants based on calculations specified in the Plan document as contributions are made to the Plan. During the years ended March 31, 2003 and 2002, 1,387,834 and 1,415,956 shares were released to participants, respectively. At March 31, 2003 and 2002 the Company Stock Fund held 1,343,674 and 2,731,508 unallocated shares, respectively, at market values of $62,628,645 and $142,584,718, respectively.

         Principal maturities for the year ending March 31, 2004 is $23,150,000.

6.       RECONCILIATION OF FINANCIAL STATEMENTS TO 5500

         The following is a reconciliation of net assets available for benefits per the financial statements at March 31, 2003 and 2002 to the Plan's Form 5500:

                                                                                 2003              2002

         Net assets available for benefits per the
          financial statements                                             $ 1,767,838,887    $ 2,039,689,401
         Amounts allocated to withdrawing participants                         (24,264,544)       (27,292,975)
                                                                          -----------------  -----------------

         Net assets available for benefits per the Form 5500               $ 1,743,574,343    $ 2,012,396,426
                                                                          =================  =================

ANHEUSER-BUSCH DEFERRED INCOME STOCK
PURCHASE AND SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002
------------------------------------------------------------------------------


         The following is a reconciliation of benefits paid to participants per the financial statements for the year ended March 31, 2003 to the Plan's Form 5500:

         Benefits paid to participants per the
          financial statements                              $ 144,356,506

         Add:  Amounts allocated to withdrawing
          participants at March 31, 2003                       24,264,544

         Deduct:  Amounts allocated to withdrawing
          participants as of March 31, 2002                   (27,292,975)
                                                           ---------------

         Benefits paid to participants per Form 5500        $ 141,328,075
                                                           ===============


         Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to March 31, 2003, but not yet paid as of that date.

7.       PARTY-IN-INTEREST TRANSACTIONS

         During the years ended March 31, 2003 and 2002, transactions with the Company included aggregate common stock purchases totaling $58,757,332 and $53,122,573, respectively, and aggregate common stock sales totaling $8,360,267 and $13,252,959, respectively. These transactions are allowable party-in-interest transactions under Section 408(e) and 408(b)(8) of ERISA and the regulations promulgated thereunder.

         During the years ended March 31, 2003 and 2002, the Plan purchased and sold investments in the Employee Benefit Temporary Investment Fund of Mellon Bank N.A., the Plan trustee. Transactions with the Fund included aggregate investment purchases totaling $77,613,487 and $76,009,398, respectively and aggregate investment sales totaling $100,090,669 and $77,371,810, respectively. These transactions are allowable party-in-interest transactions under
         Section 408(e) and 408(b)(8) of ERISA and the regulations promulgated thereunder.

ANHEUSER-BUSCH DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
ANHEUSER-BUSCH COMPANIES, INC. DEFINED CONTRIBUTION MASTER TRUST
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
MARCH 31, 2003                                                                                                          APPENDIX A
----------------------------------------------------------------------------------------------------------------------------------

                                        ANHEUSER-BUSCH     SHORT-TERM    MEDIUM-TERM      EQUITY          MANAGED         INDEX
                                        COMPANIES, INC.   FIXED INCOME   FIXED INCOME      INDEX          BALANCED       BALANCED
                                          STOCK FUND          FUND           FUND          FUND             FUND           FUND
ASSETS
Investments, at fair value
    Anheuser-Busch Companies,
     Inc. Common Stock*                 $2,662,756,783    $         -    $         -    $          -    $         -    $         -
    Interest bearing cash                   35,737,318      4,196,943            778               2              -             51
    U.S. government securities                       -      4,747,179     90,961,010               -              -              -
    Corporate debt instruments                       -     29,513,810              -               -              -              -
    Interest in common/
     collective trusts*                              -     12,101,614              -     138,274,686              -     16,405,318
    Interest in registered investment
     companies                                       -              -              -               -     17,622,301      1,710,813
    Loans to participants                            -              -              -               -              -              -
    Other investments                                -        173,044              -               -              -              -
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Total investments           2,698,494,101     50,732,590     90,961,788     138,274,688     17,622,301     18,116,182
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Total assets                2,698,494,101     50,732,590     90,961,788     138,274,688     17,622,301     18,116,182
                                       ----------------  -------------  -------------  --------------  -------------  -------------

LIABILITIES
Due to broker for securities
 purchased                                           -      3,137,170              -               -              -              -
Notes payable                               46,300,000              -              -               -              -              -
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Total liabilities              46,300,000      3,137,170              -               -              -              -
                                       ----------------  -------------  -------------  --------------  -------------  -------------


Net assets available for benefits       $2,652,194,101    $47,595,420    $90,961,788    $138,274,688    $17,622,301    $18,116,182
                                       ================  =============  =============  ==============  =============  =============


                                           SMALL/MID    INTERNATIONAL  PARTICIPANT
                                              CAP           STOCK          LOAN
                                              FUND          FUND           FUND            TOTAL
ASSETS
Investments, at fair value
    Anheuser-Busch Companies,
     Inc. Common Stock*                   $         -    $        -    $          -    $2,662,756,783
    Interest bearing cash                           1             2               -        39,935,095
    U.S. government securities                      -             -               -        95,708,189
    Corporate debt instruments                      -             -               -        29,513,810
    Interest in common/
     collective trusts*                    19,399,254             -               -       186,180,872
    Interest in registered investment
     companies                                      -     5,192,455                        24,525,569
    Loans to participants                           -             -     101,894,030       101,894,030
    Other investments                               -             -               -           173,044
                                         -------------  ------------  --------------  ----------------

             Total investments             19,399,255     5,192,457     101,894,030     3,140,687,392
                                         -------------  ------------  --------------  ----------------

             Total assets                  19,399,255     5,192,457     101,894,030     3,140,687,392
                                         -------------  ------------  --------------  ----------------

LIABILITIES
Due to broker for securities
 purchased                                          -             -               -         3,137,170
Notes payable                                       -             -               -        46,300,000
                                         -------------  ------------  --------------  ----------------

             Total liabilities                      -             -               -        49,437,170
                                         -------------  ------------  --------------  ----------------


Net assets available for benefits         $19,399,255    $5,192,457    $101,894,030    $3,091,250,222
                                         =============  ============  ==============  ================


*  Represents more than 5% of net assets available for benefits.

ANHEUSER-BUSCH DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
ANHEUSER-BUSCH COMPANIES, INC. DEFINED CONTRIBUTION MASTER TRUST
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
MARCH 31, 2002                                                                                                           APPENDIX A
-----------------------------------------------------------------------------------------------------------------------------------

                                         ANHEUSER-BUSCH     SHORT-TERM     MEDIUM-TERM      EQUITY        MANAGED          INDEX
                                         COMPANIES, INC.   FIXED INCOME   FIXED INCOME      INDEX         BALANCED        BALANCED
                                           STOCK FUND          FUND           FUND           FUND           FUND            FUND
ASSETS
Investments, at fair value
    Anheuser-Busch Companies,
     Inc. Common Stock*                  $3,131,769,304    $         -    $         -    $          -    $         -    $         -
    Interest bearing cash                    79,987,759     11,468,769              -               -              -              -
    U.S. government securities                        -      3,774,804     71,806,352               -              -              -
    Corporate debt instruments                        -     29,629,196              -               -              -              -
    Interest in common/
     collective trusts                                -              -              -               -              -     21,495,474
    Interest in registered investment
     companies                                        -              -              -               -     22,561,692      2,435,494
    Loans to participants                             -              -              -               -              -              -
    Earthgrains Company, Inc.
     common stock                                     -              -              -               -              -              -
    Other investments*                                -      1,177,912              -     215,527,035              -              -
                                        ----------------  -------------  -------------  --------------  -------------  -------------

             Total investments            3,211,757,063     46,050,681     71,806,352     215,527,035     22,561,692     23,930,968
                                        ----------------  -------------  -------------  --------------  -------------  -------------

             Total assets                 3,211,757,063     46,050,681     71,806,352     215,527,035     22,561,692     23,930,968
                                        ----------------  -------------  -------------  --------------  -------------  -------------

LIABILITIES
Due to broker for securities
 purchased                                            -      2,635,397        142,203         483,078              -         68,435
Interest payable                              5,453,250              -              -               -              -              -
Notes payable                               132,200,000              -              -               -              -              -
                                        ----------------  -------------  -------------  --------------  -------------  -------------

             Total liabilities              137,653,250      2,635,397        142,203         483,078              -         68,435
                                        ----------------  -------------  -------------  --------------  -------------  -------------


Net assets available for benefits        $3,074,103,813    $43,415,284    $71,664,149    $215,043,957    $22,561,692    $23,862,533
                                        ================  =============  =============  ==============  =============  =============


                                            SMALL/MID    INTERNATIONAL  PARTICIPANT    EARTHGRAINS
                                               CAP           STOCK         LOAN          COMPANY
                                               FUND          FUND          FUND        STOCK FUND       TOTAL
ASSETS
Investments, at fair value
    Anheuser-Busch Companies,
     Inc. Common Stock*                    $         -    $        -    $         -    $       -    $3,131,769,304
    Interest bearing cash                            -             -              -            -        91,456,528
    U.S. government securities                       -             -              -            -        75,581,156
    Corporate debt instruments                       -             -              -            -        29,629,196
    Interest in common/
     collective trusts                      24,017,018             -              -            -        45,512,492
    Interest in registered investment
     companies                                       -     6,718,955              -            -        31,716,141
    Loans to participants                            -             -     96,345,528            -        96,345,528
    Earthgrains Company, Inc.
     common stock                                    -             -              -            -                 -
    Other investments*                               -             -              -            -       216,704,947
                                          -------------  ------------  -------------  -----------  ----------------

             Total investments              24,017,018     6,718,955     96,345,528            -     3,718,715,292
                                          -------------  ------------  -------------  -----------  ----------------

             Total assets                   24,017,018     6,718,955     96,345,528            -     3,718,715,292
                                          -------------  ------------  -------------  -----------  ----------------

LIABILITIES
Due to broker for securities
 purchased                                      61,948        22,363              -            -         3,413,424
Interest payable                                     -             -              -            -         5,453,250
Notes payable                                        -             -              -            -       132,200,000
                                          -------------  ------------  -------------  -----------  ----------------

             Total liabilities                  61,948        22,363              -            -       141,066,674
                                          -------------  ------------  -------------  -----------  ----------------


Net assets available for benefits          $23,955,070    $6,696,592    $96,345,528    $       -    $3,577,648,618
                                          =============  ============  =============  ===========  ================

*  Represents more than 5% of net assets available for benefits.

ANHEUSER-BUSCH DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
ANHEUSER-BUSCH COMPANIES, INC. DEFINED CONTRIBUTION MASTER TRUST
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
FOR THE YEAR ENDED MARCH 31, 2003                                                                               APPENDIX B
---------------------------------------------------------------------------------------------------------------------------

                                              ANHEUSER-BUSCH     SHORT-TERM    MEDIUM-TERM        EQUITY         MANAGED
                                              COMPANIES, INC.   FIXED INCOME   FIXED INCOME       INDEX         BALANCED
                                                STOCK FUND          FUND          FUND             FUND           FUND

ADDITIONS TO NET ASSETS ATTRIBUTED TO
Contributions
    Participants                              $   75,579,704    $ 1,710,183    $ 3,871,549     $ 11,232,461    $ 1,335,165
    Employer                                      10,451,571              -              -                -              -
    Rollovers                                           (159)     3,715,474              -                -              -
                                             ----------------  -------------  -------------   --------------  -------------

             Total contributions                  86,031,116      5,425,657      3,871,549       11,232,461      1,335,165

INVESTMENT INCOME
Interest                                             903,409        871,445            (13)               -             (3)
Dividends                                         85,151,587              -              -                -              -
Net realized and unrealized (depreciation)/
 appreciation in fair value of investments      (354,857,127)        64,442      8,614,638      (50,198,611)    (2,416,962)
                                             ----------------  -------------  -------------   --------------  -------------

             Total additions                    (182,771,015)     6,361,544     12,486,174      (38,966,150)    (1,081,800)
                                             ----------------  -------------  -------------   --------------  -------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
Distributions to participants                    229,876,832     11,084,329      7,535,282       12,699,733      1,442,146
Interest expense                                   7,449,750              -              -                -              -
Administrative expenses                               69,420              -              -                -              -
                                             ----------------  -------------  -------------   --------------  -------------

             Total deductions                    237,396,002     11,084,329      7,535,282       12,699,733      1,442,146

Net transfers (out) in                            (1,742,695)     8,902,921     14,346,747      (25,103,386)    (2,415,445)
                                             ----------------  -------------  -------------   --------------  -------------

             Net (decrease) increase            (421,909,712)     4,180,136     19,297,639      (76,769,269)    (4,939,391)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year                              3,074,103,813     43,415,284     71,664,149      215,043,957     22,561,692
                                             ----------------  -------------  -------------   --------------  -------------

End of year                                   $2,652,194,101    $47,595,420    $90,961,788     $138,274,688    $17,622,301
                                             ================  =============  =============   ==============  =============


                                                   INDEX        SMALL/MID    INTERNATIONAL   PARTICIPANT
                                                  BALANCED         CAP           STOCK          LOAN
                                                    FUND          FUND           FUND           FUND             TOTAL

ADDITIONS TO NET ASSETS ATTRIBUTED TO
Contributions
    Participants                                $ 1,657,386    $ 1,690,837    $   605,742    $          -   $    97,683,027
    Employer                                              -              -              -               -        10,451,571
    Rollovers                                             -              -              -               -         3,715,315
                                               -------------  -------------  -------------  --------------  ----------------

             Total contributions                  1,657,386      1,690,837        605,742               -       111,849,913

INVESTMENT INCOME
Interest                                                 51              -              1       6,773,920         8,548,810
Dividends                                                 -              -              -               -        85,151,587
Net realized and unrealized (depreciation)/
 appreciation in fair value of investments       (2,872,262)    (5,963,511)    (2,874,086)              -      (410,503,479)
                                               -------------  -------------  -------------  --------------  ----------------

             Total additions                     (1,214,825)    (4,272,674)    (2,268,343)      6,773,920      (204,953,169)
                                               -------------  -------------  -------------  --------------  ----------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
Distributions to participants                     1,496,496      1,588,499        420,542       1,185,883       267,329,742
Interest expense                                          -              -              -               -         7,449,750
Administrative expenses                                   -              -              -               -            69,420
                                               -------------  -------------  -------------  --------------  ----------------

             Total deductions                     1,496,496      1,588,499        420,542       1,185,883       274,848,912

Net transfers (out) in                           (3,035,030)     1,305,358      1,184,750         (39,535)       (6,596,315)
                                               -------------  -------------  -------------  --------------  ----------------

             Net (decrease) increase             (5,746,351)    (4,555,815)    (1,504,135)      5,548,502      (486,398,396)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year                                23,862,533     23,955,070      6,696,592      96,345,528     3,577,648,618
                                               -------------  -------------  -------------  --------------  ----------------

End of year                                     $18,116,182    $19,399,255    $ 5,192,457    $101,894,030    $3,091,250,222
                                               =============  =============  =============  ==============  ================


ANHEUSER-BUSCH DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
ANHEUSER-BUSCH COMPANIES, INC. DEFINED CONTRIBUTION MASTER TRUST
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
FOR THE YEAR ENDED MARCH 31, 2002                                                                                       APPENDIX B
-----------------------------------------------------------------------------------------------------------------------------------

                                        ANHEUSER-BUSCH     SHORT-TERM    MEDIUM-TERM       EQUITY         MANAGED        INDEX
                                        COMPANIES, INC.   FIXED INCOME   FIXED INCOME      INDEX          BALANCED      BALANCED
                                          STOCK FUND          FUND          FUND            FUND            FUND          FUND

ADDITIONS TO NET ASSETS ATTRIBUTED TO
Contributions
    Participants                        $   67,280,795    $ 1,171,738    $ 2,470,907    $ 13,361,951    $ 1,315,308    $ 1,464,603
    Employer                                20,224,754              -              -               -              -              -
    Rollovers                                        -      3,483,034              -               -              -              -
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Total contributions            87,505,549      4,654,772      2,470,907      13,361,951      1,315,308      1,464,603

INVESTMENT INCOME
Interest                                     1,723,511      1,233,264              -       3,044,591              -              8
Dividends                                   80,414,719              -              -               -              -              -
Net realized and unrealized
 appreciation/(depreciation) in fair
 value of investments                      257,753,705         54,015      2,486,570      (2,732,925)       800,358        649,969
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Total additions               427,397,484      5,942,051      4,957,477      13,673,617      2,115,666      2,114,580
                                       ----------------  -------------  -------------  --------------  -------------  -------------

DEDUCTIONS FROM NET ASSETS
 ATTRIBUTED TO
Distributions to participants              163,635,382      7,604,049      4,312,576      13,173,008      1,087,587      1,593,147
Interest expense                            10,906,500              -              -               -              -              -
Administrative expenses                         66,193              -              -               -              -              -
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Total deductions              174,608,075      7,604,049      4,312,576      13,173,008      1,087,587      1,593,147

Net transfers in (out)                      49,237,659     13,843,716     24,693,503      (7,507,551)     1,074,921      2,221,083
                                       ----------------  -------------  -------------  --------------  -------------  -------------

             Net increase (decrease)       302,027,068     12,181,718     25,338,404      (7,006,942)     2,103,000      2,742,516

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year                        2,772,076,745     31,233,566     46,325,745     222,050,899     20,458,692     21,120,017
                                       ----------------  -------------  -------------  --------------  -------------  -------------

End of year                             $3,074,103,813    $43,415,284    $71,664,149    $215,043,957    $22,561,692    $23,862,533
                                       ================  =============  =============  ==============  =============  =============


                                           SMALL/MID    INTERNATIONAL  PARTICIPANT     EARTHGRAINS
                                              CAP          STOCK          LOAN           COMPANY
                                              FUND          FUND          FUND         STOCK FUND          TOTAL

ADDITIONS TO NET ASSETS ATTRIBUTED TO
Contributions
    Participants                          $ 1,062,102    $  404,928    $         -    $          -    $   88,532,332
    Employer                                        -             -              -               -        20,224,754
    Rollovers                                       -             -              -               -         3,483,034
                                         -------------  ------------  -------------  --------------  ----------------

             Total contributions            1,062,102       404,928              -               -       112,240,120

INVESTMENT INCOME
Interest                                            -             -      7,881,209          11,233        13,893,816
Dividends                                           -             -              -          54,494        80,469,213
Net realized and unrealized
 appreciation/(depreciation) in fair
 value of investments                       1,385,927      (242,676)             -      16,838,853       276,993,796
                                         -------------  ------------  -------------  --------------  ----------------

             Total additions                2,448,029       162,252      7,881,209      16,904,580       483,596,945
                                         -------------  ------------  -------------  --------------  ----------------

DEDUCTIONS FROM NET ASSETS
 ATTRIBUTED TO
Distributions to participants                 651,566       280,125      1,906,150         991,197       195,234,787
Interest expense                                    -             -              -               -        10,906,500
Administrative expenses                             -             -              -               -            66,193
                                         -------------  ------------  -------------  --------------  ----------------

             Total deductions                 651,566       280,125      1,906,150         991,197       206,207,480

Net transfers in (out)                     15,055,063     3,167,370     (1,052,306)    (35,999,260)       64,734,198
                                         -------------  ------------  -------------  --------------  ----------------

             Net increase (decrease)       16,851,526     3,049,497      4,922,753     (20,085,877)      342,123,663

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year                           7,103,544     3,647,095     91,422,775      20,085,877     3,235,524,955
                                         -------------  ------------  -------------  --------------  ----------------

End of year                               $23,955,070    $6,696,592    $96,345,528    $          -    $3,577,648,618
                                         =============  ============  =============  ==============  ================